UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13D/A(RULE 13d-101)
INFORMATION TO BE INCLUDED IN STATEMENTS
FILED PURSUANT TO RULE 13d-1(a) AND
AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)
(AMENDMENT NO. 2))*

Sun Healthcare Group, Inc.

(Name of Issuer)

Common Stock, par value $ .01 per share

(Title of Class of Securities)

866933401

(CUSIP Number)

Greenwich Street Capital Partners II, L.P.
500 Campus Drive
Suite 220
Florham Park, NJ 07932
Attention: Daniel Lukas
(973) 437-1000

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

April 21, 2006

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d1(e), 13d1(f) or 13d1(g), check the following box. |_|

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (the “Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

PAGE 1 OF 36 PAGES

SCHEDULE 13D
(AMENDMENT NO. 2)

CUSIP NO.: 866933401	PAGE 2 of 36 PAGES

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Greenwich Street Capital Partners II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) [ ] (a) [X] (b)

3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions) OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) [ ]

6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 8 9 10	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	-0- -0- -0- -0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%

14	TYPE OF REPORTING PERSON (See Instructions) PN

SCHEDULE 13D
(AMENDMENT NO. 2)

CUSIP NO.: 866933401	PAGE 3 of 36 PAGES

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS GSCP Offshore Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) [ ] (a) [X] (b)

3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions) OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) [ ]

6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 8 9 10	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	-0- -0- -0- -0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%

14	TYPE OF REPORTING PERSON (See Instructions) PN

SCHEDULE 13D
(AMENDMENT NO. 2)

CUSIP NO.: 866933401	PAGE 4 of 36 PAGES

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Greenwich Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) [ ] (a) [X] (b)

3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions) OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) [ ]

6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 8 9 10	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	-0- -0- -0- -0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%

14	TYPE OF REPORTING PERSON (See Instructions) PN

SCHEDULE 13D
(AMENDMENT NO. 2)

CUSIP NO.: 866933401	PAGE 5 of 36 PAGES

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Greenwich Street Employees Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) [ ] (a) [X] (b)

3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions) OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) [ ]

6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 8 9 10	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	-0- -0- -0- -0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%

14	TYPE OF REPORTING PERSON (See Instructions) PN

SCHEDULE 13D
(AMENDMENT NO. 2)

CUSIP NO.: 866933401	PAGE 6 of 36 PAGES

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS TRV Executive Fund, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) [ ] (a) [X] (b)

3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions) OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) [ ]

6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 8 9 10	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	-0- -0- -0- -0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%

14	TYPE OF REPORTING PERSON (See Instructions) PN

SCHEDULE 13D
(AMENDMENT NO. 2)

CUSIP NO.: 866933401	PAGE 7 of 36 PAGES

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Greenwich Street Investments II, L.L.C.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) [ ] (a) [X] (b)

3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions) OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) [ ]

6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 8 9 10	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	-0- -0- -0- -0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%

14	TYPE OF REPORTING PERSON (See Instructions) OO

SCHEDULE 13D
(AMENDMENT NO. 2)

CUSIP NO.: 866933401	PAGE 8 of 36 PAGES

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS GSCP (NJ), L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) [ ] (a) [X] (b)

3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions) OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) [ ]

6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 8 9 10	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	-0- -0- -0- -0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%

14	TYPE OF REPORTING PERSON (See Instructions) PN

SCHEDULE 13D
(AMENDMENT NO. 2)

CUSIP NO.: 866933401	PAGE 9 of 36 PAGES

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS GSCP (NJ), Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) [ ] (a) [X] (b)

3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions) OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) [ ]

6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 8 9 10	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	-0- -0- -0- -0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%

14	TYPE OF REPORTING PERSON (See Instructions) CO

SCHEDULE 13D
(AMENDMENT NO. 2)

CUSIP NO.: 866933401	PAGE 10 of 36 PAGES

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS GSCP Recovery, Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) [ ] (a) [X] (b)

3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions) OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) [ ]

6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 8 9 10	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	-0- -0- -0- -0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%

14	TYPE OF REPORTING PERSON (See Instructions) CO

SCHEDULE 13D
(AMENDMENT NO. 2)

CUSIP NO.: 866933401	PAGE 11 of 36 PAGES

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS GSCP Recovery (US), LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) [ ] (a) [X] (b)

3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions) OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) [ ]

6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 8 9 10	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	-0- -0- -0- -0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%

14	TYPE OF REPORTING PERSON (See Instructions) OO

SCHEDULE 13D
(AMENDMENT NO. 2)

CUSIP NO.: 866933401	PAGE 12 of 36 PAGES

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS GSC Recovery II, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) [ ] (a) [X] (b)

3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions) OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) [ ]

6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 8 9 10	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	-0- -0- -0- -0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%

14	TYPE OF REPORTING PERSON (See Instructions) PN

SCHEDULE 13D
(AMENDMENT NO. 2)

CUSIP NO.: 866933401	PAGE 13 of 36 PAGES

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS GSC Recovery II GP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) [ ] (a) [X] (b)

3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions) OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) [ ]

6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 8 9 10	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	-0- -0- -0- -0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON S-0-

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%

14	TYPE OF REPORTING PERSON (See Instructions) PN

SCHEDULE 13D
(AMENDMENT NO. 2)

CUSIP NO.: 866933401	PAGE 14 of 36 PAGES

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS GSC RII, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) [ ] (a) [X] (b)

3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions) OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) [ ]

6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 8 9 10	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	-0- -0- -0- -0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%

14	TYPE OF REPORTING PERSON (See Instructions) OO

SCHEDULE 13D
(AMENDMENT NO. 2)

CUSIP NO.: 866933401	PAGE 15 of 36 PAGES

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS GSC Recovery IIA, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) [ ] (a) [X] (b)

3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions) OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) [ ]

6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 8 9 10	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	-0- -0- -0- -0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%

14	TYPE OF REPORTING PERSON (See Instructions) PN

SCHEDULE 13D
(AMENDMENT NO. 2)

CUSIP NO.: 866933401	PAGE 16 of 36 PAGES

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS GSC Recovery IIA GP, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) [ ] (a) [X] (b)

3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions) OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) [ ]

6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 8 9 10	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	-0- -0- -0- -0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%

14	TYPE OF REPORTING PERSON (See Instructions) PN

SCHEDULE 13D
(AMENDMENT NO. 2)

CUSIP NO.: 866933401	PAGE 17 of 36 PAGES

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS GSC RIIA, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) [ ] (a) [X] (b)

3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions) OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) [ ]

6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 8 9 10	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	-0- -0- -0- -0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%

14	TYPE OF REPORTING PERSON (See Instructions) OO

SCHEDULE 13D
(AMENDMENT NO. 2)

CUSIP NO.: 866933401	PAGE 18 of 36 PAGES

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS GSCP (NJ) Holdings, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) [ ] (a) [X] (b)

3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions) OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) [ ]

6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 8 9 10	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	-0- -0- -0- -0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%

14	TYPE OF REPORTING PERSON (See Instructions) PN

SCHEDULE 13D
(AMENDMENT NO. 2)

CUSIP NO.: 866933401	PAGE 19 of 36 PAGES

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Alfred C. Eckert III

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) [ ] (a) [X] (b)

3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions) OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) [ ]

6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 8 9 10	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	-0- -0- -0- -0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%

14	TYPE OF REPORTING PERSON (See Instructions) IN

SCHEDULE 13D
(AMENDMENT NO. 2)

CUSIP NO.: 866933401	PAGE 20 of 36 PAGES

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Keith W. Abell

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) [ ] (a) [X] (b)

3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions) OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) [ ]

6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 8 9 10	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	-0- -0- -0- -0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%

14	TYPE OF REPORTING PERSON (See Instructions) IN

SCHEDULE 13D
(AMENDMENT NO. 2)

CUSIP NO.: 866933401	PAGE 21 of 36 PAGES

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Richard M. Hayden

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) [ ] (a) [X] (b)

3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions) OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) [ ]

6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 8 9 10	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	-0- -0- -0- -0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%

14	TYPE OF REPORTING PERSON (See Instructions) IN

SCHEDULE 13D
(AMENDMENT NO. 2)

CUSIP NO.: 866933401	PAGE 22 of 36 PAGES

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Robert A. Hamwee

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) [ ] (a) [X] (b)

3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions) OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) [ ]

6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 8 9 10	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	-0- -0- -0- -0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%

14	TYPE OF REPORTING PERSON (See Instructions) IN

SCHEDULE 13D
(AMENDMENT NO. 2)

CUSIP NO.: 866933401	PAGE 23 of 36 PAGES

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Thomas V. Inglesby

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) [ ] (a) [X] (b)

3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions) OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) [ ]

6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 8 9 10	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	-0- -0- -0- -0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%

14	TYPE OF REPORTING PERSON (See Instructions) IN

SCHEDULE 13D
(AMENDMENT NO. 2)

CUSIP NO.: 866933401	PAGE 24 of 36 PAGES

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Matthew C. Kaufman

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) [ ] (a) [X] (b)

3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions) OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) [ ]

6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 8 9 10	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	-0- -0- -0- -0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%

14	TYPE OF REPORTING PERSON (See Instructions) IN

SCHEDULE 13D
(AMENDMENT NO. 2)

CUSIP NO.: 866933401	PAGE 25 of 36 PAGES

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Christine K. Vanden Beukel

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) [ ] (a) [X] (b)

3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions) OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) [ ]

6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 8 9 10	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	-0- -0- -0- -0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%

14	TYPE OF REPORTING PERSON (See Instructions) IN

SCHEDULE 13D
(AMENDMENT NO. 2)

CUSIP NO.: 866933401	PAGE 26 of 36 PAGES

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS Andrew J. Wagner

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions) [ ] (a) [X] (b)

3	SEC USE ONLY

4	SOURCE OF FUNDS (See Instructions) OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) [ ]

6	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7 8 9 10	SOLE VOTING POWER SHARED VOTING POWER SOLE DISPOSITIVE POWER SHARED DISPOSITIVE POWER	-0- -0- -0- -0-

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (See Instructions) [ ]

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%

14	TYPE OF REPORTING PERSON (See Instructions) IN

          This Amendment No. 2 to Schedule 13D (this “Amendment”) amends and supplements the statement on Schedule 13D filed with the Securities and Exchange Commission (the “Commission”) on March 13, 2002 (the “Original Statement”) and as amended and supplemented by Amendment No. 1 filed with the Commission on March 14, 2003 (“Amendment No. 1", and together with the Original Statement, the “Amended Original Statement”), on behalf of (collectively, the “Reporting Persons”) (1) Greenwich Street Capital Partners II, L.P., (2) GSCP Offshore Fund, L.P., (3) Greenwich Fund, L.P., (4) Greenwich Street Employees Fund, L.P., (5) TRV Executive Fund, L.P., (6) Greenwich Street Investments II, L.L.C., (7) GSCP (NJ), L.P., (8) GSCP (NJ), Inc., (9) GSCP Recovery, Inc., (10) GSCP Recovery (US), LLC, (11) GSC Recovery II, L.P., (12) GSC Recovery II GP, L.P., (13) GSC RII, LLC, (14) GSC Recovery IIA, L.P., (15) GSC Recovery IIA GP, L.P., (16) GSC RIIA, LLC, (17) GSCP (NJ) Holdings, L.P., (18) Alfred C. Eckert III, (19) Keith W. Abell, (20) Richard M. Hayden, (21) Robert A. Hamwee, (22) Thomas V. Inglesby, (23) Matthew C. Kaufman, (24) Christine K. Vanden Beukel and (25) Andrew J. Wagner, to report the disposition of common stock, par value $.01 per share (the “Common Stock”), of Sun Healthcare Group, Inc. (the “Issuer”) by the Reporting Persons to the extent set forth herein. Only changes from, and modifications and supplements to, the Amended Original Statement are included in this Amendment. All capitalized terms used but not otherwise defined shall have the respective meanings set forth in the Amended Original Statement.

ITEM 4.	PURPOSE OF TRANSACTION.

          Item 4 is amended to add the following:

          From April 10, 2006 through April 21, 2006, GSCP Recovery, Inc., GSC Recovery II, L.P. and GSC Recovery IIA, L.P. sold an aggregate of 1,130,777 shares of Common Stock in a series of open market transactions at a price range of between $7.4752 per share and $7.7318 per share (at an average price per share of $7.578).

ITEM 5.	INTEREST IN SECURITIES OF THE ISSUER.

          Item 5 is amended and restated in its entirety to read as follows:

           (a)(b) As of April 21, 2006, none of the Reporting Persons beneficially own any shares of Common Stock nor have the power to vote or dispose of any shares of Common Stock.

           (c) The only transactions by the Reporting Persons relating to the Common Stock are the transactions described in Item 4.

          (d) N/A

          (e) As a result of dilution due to the issuance of additional Common Stock by the Issuer, each of the Reporting Persons ceased to be the beneficial owner of more than 5% of the Common Stock as of December 9, 2005. As of April 21, 2006, none of the Reporting Persons beneficially own any shares of Common Stock.

SIGNATURE

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: April 25, 2006

GREENWICH STREET CAPITAL PARTNERS II, L.P.
GSCP OFFSHORE FUND, L.P.
GREENWICH FUND, L.P.
GREENWICH STREET EMPLOYEES FUND, L.P.
TRV EXECUTIVE FUND, L.P.

By:  Greenwich Street Investments II,
        L.L.C., its general partner:

By:  /s/ Matthew C. Kaufman
        Name: Matthew C. Kaufman
        Title: Managing Member

GREENWICH STREET INVESTMENTS II, L.L.C.

By:  /s/ Matthew C. Kaufman
        Name: Matthew C. Kaufman
        Title: Managing Member

GSCP (NJ), L.P.

By:  GSCP (NJ), Inc., its general partner:

By:  /s/ David L. Goret
        Name: David L. Goret
        Title: Managing Director and Secretary

GSCP (NJ), INC.

By:  /s/ David L. Goret
        Name: David L. Goret
        Title: Managing Director and Secretary

GSCP RECOVERY, INC.

By:  /s/ Matthew C. Kaufman
        Name: Matthew C. Kaufman
        Title: Senior Managing Director

GSCP RECOVERY (US), LLC

By:  /s/ Matthew C. Kaufman
        Name: Matthew C. Kaufman
        Title: Managing Director

GSC RECOVERY II, L.P.

By:  GSC Recovery II GP, L.P., its general
       partner
By:  GSC RII, LLC, its general partner
By:  GSCP (NJ) Holdings, L.P. its managing member
By:  GSCP (NJ), Inc., its general partner

By:  /s/ David L. Goret
        Name: David L. Goret
        Title: Managing Director and Secretary

GSC RECOVERY II GP, L.P.

By:  GSC RII, LLC, its general partner
By:  GSCP (NJ) Holdings, L.P., its managing member
By:  GSCP (NJ), Inc., its general partner

By:  /s/ David L. Goret
        Name: David L. Goret
        Title: Managing Director and Secretary

GSC RII, LLC

By:  GSCP (NJ) Holdings, L.P., its managing member
By:  GSCP (NJ), Inc., its general partner

By:  /s/ David L. Goret
        Name: David L. Goret
        Title: Managing Director and Secretary

GSC RECOVERY IIA, L.P.

By:  GSC Recovery IIA GP, L.P., its general partner
By:  GSC RIIA, LLC, its general partner
By:  GSCP (NJ) Holdings, L.P. its managing member
By:  GSCP (NJ), Inc., its general partner

By:  /s/ David L. Goret
        Name: David L. Goret
        Title: Managing Director and Secretary

GSC RECOVERY IIA GP, L.P.

By:  GSC RIIA, LLC, its general partner
By:  GSCP (NJ) Holdings, L.P. its managing member
By:  GSCP (NJ), Inc., its general partner

By:  /s/ David L. Goret
        Name: David L. Goret
        Title: Managing Director and Secretary

GSC RIIA, LLC

By:  GSCP (NJ) Holdings, L.P., its managing member
By:  GSCP (NJ), Inc., its general partner

By:  /s/ Matthew C. Kaufman
        Name: Matthew C. Kaufman
        Title: Senior Managing Director

GSCP (NJ) HOLDINGS, L.P.

By:  GSCP (NJ), Inc., its general partner

By:  /s/ David L. Goret
        Name: David L. Goret
        Title: Managing Director and Secretary

Keith W. Abell, Alfred C. Eckert III, Robert A. Hamwee, Richard M. Hayden, Thomas V. Inglesby, Matthew C. Kaufman, Christine K. Vanden Beukel and Andrew J. Wagner

By  /s/ Matthew C. Kaufman
       As Attorney-in-Fact*

By  /s/ Robert A. Hamwee
As Attorney-in-Fact*

* Attorneys-in-Fact under Power of Attorney, dated January 4, 2002, incorporated by reference to Exhibit 7(L) to the Schedule 13D/A for Moore Wallace Incorporated filed by Greenwich Street Capital Partners II, L.P. et al. on January 7, 2002, with the Securities and Exchange Commission.

EXHIBIT A — JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13D/A filed herewith (and any amendments thereto), is being filed jointly with the Securities and Exchange Commission pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, on behalf of each such person.

Dated: April 25, 2006

GREENWICH STREET CAPITAL PARTNERS II, L.P.
GSCP OFFSHORE FUND, L.P.
GREENWICH FUND, L.P.
GREENWICH STREET EMPLOYEES FUND, L.P.
TRV EXECUTIVE FUND, L.P.

By:  Greenwich Street Investments II,
        L.L.C., its general partner:

By:  /s/ Matthew C. Kaufman
        Name: Matthew C. Kaufman
        Title: Managing Member

GREENWICH STREET INVESTMENTS II, L.L.C.

By:  /s/ Matthew C. Kaufman
        Name: Matthew C. Kaufman
        Title: Managing Member

GSCP (NJ), L.P.

By:  GSCP (NJ), Inc., its general partner:

By:  /s/ David L. Goret
        Name: David L. Goret
        Title: Managing Director and Secretary

GSCP (NJ), INC.

By:  /s/ David L. Goret
        Name: David L. Goret
        Title: Managing Director and Secretary

GSCP RECOVERY, INC.

By:  /s/ Matthew C. Kaufman
        Name: Matthew C. Kaufman
        Title: Senior Managing Director

GSCP RECOVERY (US), LLC

By:  /s/ Matthew C. Kaufman
        Name: Matthew C. Kaufman
        Title: Managing Director

GSC RECOVERY II, L.P.

By:  GSC Recovery II GP, L.P., its general
       partner
By:  GSC RII, LLC, its general partner
By:  GSCP (NJ) Holdings, L.P. its managing member
By:  GSCP (NJ), Inc., its general partner

By:  /s/ David L. Goret
        Name: David L. Goret
        Title: Managing Director and Secretary

GSC RECOVERY II GP, L.P.

By:  GSC RII, LLC, its general partner
By:  GSCP (NJ) Holdings, L.P., its managing member
By:  GSCP (NJ), Inc., its general partner

By:  /s/ David L. Goret
        Name: David L. Goret
        Title: Managing Director and Secretary

GSC RII, LLC

By:  GSCP (NJ) Holdings, L.P., its managing member
By:  GSCP (NJ), Inc., its general partner

By:  /s/ David L. Goret
        Name: David L. Goret
        Title: Managing Director and Secretary

GSC RECOVERY IIA, L.P.

By:  GSC Recovery IIA GP, L.P., its general partner
By:  GSC RIIA, LLC, its general partner
By:  GSCP (NJ) Holdings, L.P. its managing member
By:  GSCP (NJ), Inc., its general partner

By:  /s/ David L. Goret
        Name: David L. Goret
        Title: Managing Director and Secretary

GSC RECOVERY IIA GP, L.P.

By:  GSC RIIA, LLC, its general partner
By:  GSCP (NJ) Holdings, L.P. its managing member
By:  GSCP (NJ), Inc., its general partner

By:  /s/ David L. Goret
        Name: David L. Goret
        Title: Managing Director and Secretary

GSC RIIA, LLC

By:  GSCP (NJ) Holdings, L.P., its managing member
By:  GSCP (NJ), Inc., its general partner

By:  /s/ David L. Goret
        Name: David L. Goret
        Title: Managing Director and Secretary

GSCP (NJ) HOLDINGS, L.P.

By:  GSCP (NJ), Inc., its general partner

By:  /s/ David L. Goret
        Name: David L. Goret
        Title: Managing Director and Secretary

Keith W. Abell, Alfred C. Eckert III, Robert A. Hamwee, Richard M. Hayden, Thomas V. Inglesby, Matthew C. Kaufman, Christine K. Vanden Beukel and Andrew J. Wagner

By  /s/ Matthew C. Kaufman
       As Attorney-in-Fact*

By  /s/ Robert A. Hamwee
As Attorney-in-Fact*

* Attorneys-in-Fact under Power of Attorney, dated January 4, 2002, incorporated by reference to Exhibit 7(L) to the Schedule 13D/A for Moore Wallace Incorporated filed by Greenwich Street Capital Partners II, L.P. et al. on January 7, 2002, with the Securities and Exchange Commission.